Filed Pursuant to Rule 433
Dated December 11, 2007
Registration Nos. 333-106040; 333-143992
AMERICAN INTERNATIONAL GROUP, INC.
$1,000,000,000
7.70% Series A-5 Junior Subordinated Debentures
Final Term Sheet

Issuer:	American International Group, Inc. (“AIG”)

Title of Securities:	7.70% Series A-5 Junior Subordinated Debentures (the “Junior Subordinated Debentures”)

Aggregate Principal Amount of Firm Securities:	$1,000,000,000

Over-allotment Option:	Underwriters have an option to purchase up to an additional $150,000,000 principal amount of the Junior Subordinated Debentures, at the price to public, exercisable within 15 days of the date hereof, solely to cover any over-allotments.

Price to Public:	Par ($25 per $25 principal amount of Junior Subordinated Debentures)

Underwriting Commissions:	$0.7875 per $25 principal amount of Junior Subordinated Debentures

Trade Date:	December 11, 2007

Settlement Date:	December 18, 2007 (T+5)

Scheduled Maturity Date:	December 18, 2047

Final Maturity Date:	December 18, 2062, as may be extended pursuant to “Extension Option” below.

Extension Option:	The final maturity date may be extended at the sole option of AIG on each of December 18, 2012, December 18, 2017 and December 18, 2022 for up to three additional five-year periods.

Interest Rate and Interest Payment Dates During Fixed Rate Period:	Annual Rate equal to 7.70% from and including December 18, 2007 to but excluding the Scheduled Maturity Date, payable quarterly in arrears on each March 18, June 18, September 18 and December 18, beginning March 18, 2008.

Interest Rate and Interest Payment Dates During Floating Rate Period:	Annual Rate equal to three-month LIBOR plus 3.616%, from and including the Scheduled Maturity Date, payable quarterly in arrears on each March 18, June 18, September 18 and December 18, beginning on March 18, 2048. If three-month LIBOR cannot be determined for the quarterly interest period beginning on the Scheduled Maturity Date in the manner specified in the preliminary prospectus supplement for the Junior Subordinated Debentures, “three-month LIBOR” will be 5.111%.

Day Count:	30/360 during the Fixed Rate Period and actual/360 during the Floating Rate Period.

Optional Redemption:	Subject to restrictions contained in the Replacement Capital Covenant, redeemable, in whole or in part, at the option of AIG on any interest payment date on or after December 18, 2012, at par, together with interest accrued to the redemption date.

Redemption for Rating Agency Event:	Subject to restrictions contained in the Replacement Capital Covenant, redeemable, in whole but not in part, at the option of AIG at any time prior to December 18, 2012, at the greater of (i) par and (ii) the discounted present value at the adjusted treasury rate plus 0.50%, together with, in either case, interest accrued to the redemption date, if a “rating agency event” occurs.

Redemption for Tax Event:	Subject to restrictions contained in the Replacement Capital Covenant, redeemable, in whole but not in part, at the option of AIG at any time prior to December 18, 2012, at par, together with interest accrued to the redemption date, if a “tax event” occurs.

Replacement Capital Covenant:	A Replacement Capital Covenant will apply until December 18, 2057.

Cusip:	026874859

ISIN:	US 0268748599

Joint-Bookrunning Managers:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC, Bear, Stearns & Co. Inc. and RBC Dain Rauscher Inc.

Junior Co-Managers:	Lehman Brothers Inc. and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (877) 858-5407, Merrill Lynch & Co. toll free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors), UBS Securities LLC toll free at 1-888-722-9555, ext. 337-1088 or Wachovia Capital Markets, LLC toll free at 1-800-326-5897.